Exhibit 32.1
CERTIFICATIONS

Todd L. Phillips, being the Chief Executive Officer, President and Chief Financial Officer, of Industrial Services of America, Inc., hereby certifies as of this 19th day of August 2019, that the Form 10-Q for the quarter ended June 30, 2019, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of Industrial Services of America, Inc.

By /s/ Todd L. Phillips
Todd L. Phillips, Chief Executive Officer, President and Chief Financial Officer